Exhibit 10.16

RIGHT OF FIRST OFFER AGREEMENT

(Frankfurt Property)

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) made as of July 31, 2004, by and between Global Innovation Partners, LLC, a Delaware limited liability company, (“Optionor”), and Digital Realty Trust, L.P., a Maryland limited partnership (“Optionee”).

RECITALS

A. Optionor owns a 100% indirect interest in Upminster GmbH, a German company (the “Fee Owner”). The Fee Owner owns that certain real property described in Exhibit A hereto and the buildings, structures, and other improvements situated on such real property (collectively, the “Property”).

B. Optionee desires to acquire, and Optionor desires to grant to Optionee, a right of first offer with respect to the Property.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Optionor and Optionee agree as follows:

1. Grants of Right of First Offer. Optionor hereby grants to Optionee a right of first offer to acquire all of Optionor’s direct or indirect right, title and interest in the Property (the “Right of First Offer”), on the terms and conditions set forth herein.

1.1 Effectiveness of Right of First Offer. This Agreement and the Right of First Offer granted hereby shall become effective only upon, and concurrently with, the closing (the “Closing”) of the initial public offering of the common stock (the “Public Offering”) of Digital Realty Trust, Inc., a Maryland corporation and the general partner of Optionee (the “Company”).

1.2 Commencement of Right of First Offer. Optionee shall have the right to exercise the Right of First Offer at any time after the Closing until the expiration of the Right of First Offer pursuant to Section 1.3 below.

1.3 Term of Right of First Offer. Except for assignments effected in accordance with Section 3 below, this Agreement and the Right of First Offer granted hereunder shall remain in effect and binding on the Optionor and each of its successors and assigns until the earliest of (i) December 31, 2009, (ii) the completion of the dissolution and winding up of the Optionor, or (iii) such time as the Optionor no longer owns any direct or indirect interest in Property (the “ROFO Term”).

1.4 Subordination. The Right of First Offer granted by this Agreement and the rights of the Optionee hereunder are and shall be subordinate to any unaffiliated third party financing or mortgage on the Property, whether already or hereafter existing. To effectuate the purposes of the foregoing, Optionee agrees, upon request by any lender under any such financing or mortgage, to execute one or more commercially reasonable subordination agreements in forms reasonably satisfactory to Optionee.

2. Exercise of Right of First Offer.

2.1 Right of First Offer Notice. If at any time during the Term, Optionor intends to offer the Property or its direct or indirect interests in the Property (the “Subject Property”) for sale to third parties or to accept an offer of a third party to purchase the Subject Property, then Optionor shall first give written notice to Optionee (the “Right of First Offer Notice”). If Optionor is in receipt of an offer from a third party that Optionor intends to accept, the Right of First Offer Notice shall contain the purchase price and other material economic and other terms (including allocation of closing costs) of such offer (the “Third Party Terms”).

2.2 Optionee’s Notice. Optionee shall have fifteen (15) days after receipt of a Right of First Offer Notice from Optionor (an “Optionee Election Date”) to deliver a written notice to Optionor of its election to acquire the Subject Property (a “Optionee’s ROFO Election Notice”) for units of limited partnership of Optionee (“OP Units”) with a “Market Value” (as defined below) equal to the purchase price set forth in Optionee’s Election Notice or, if mutually agreed upon by the Optionee and Optionor, cash. Optionee’s ROFO Election Notice must contain the proposed purchase price and other material economic and other terms (including allocation of closing costs), but shall assume that Optionor is prepared to enter into a purchase and sale agreement comparable to the terms set forth in the Contribution Agreement by and between the Optionor and Optionee, dated as of the date hereof (the “Contribution Agreement”), including but not limited to the making of the representations and warranties contained in Exhibit C therein, under which Optionee is prepared to purchase the Subject Property and shall constitute a written offer by Optionee to purchase the Subject Property on the terms contained therein.

(a) Market Value of OP Units. The term “Market Value” as used herein shall mean the average of the daily market price of the common stock of the Company (or any successor thereto) (the “Common Stock”) for the ten (10) consecutive trading days immediately preceding the closing of the transactions pursuant to Optionee’s Election Notice. For purposes of determining Market Value, one (1) OP Unit shall be deemed in value to be equal to one (1) share of Common Stock, subject to any adjustments required under the partnership agreement in effect for the Optionee or to reflect stock splits, reclassifications, dividends in-kind, and the like.

(b) Rights Associated with OP Units. Pursuant to an amendment to the Agreement of Limited Partnership of the Optionee that the Optionee intends to execute in connection with the Public Offering and the proposed series of transactions relating to the Public Offering (the “Formation Transactions”), the OP Units will be redeemable or exchangeable for shares of the common stock of the Company (“Common Stock”) on the terms and conditions set forth therein. Such shares of Common Stock shall be entitled to registration rights substantially similar to the registration rights agreement to be entered into between the Optionee and the Optionor, among others, in connection with the Formation Transactions (other than with respect to underwritten demand registration rights, to which Optionor shall not be entitled hereunder, although OP Units issued pursuant to this Agreement may be included in any underwritten demand registration pursuant to such other registration rights agreement) and subject to any restrictions or agreements affecting such rights contained therein.

(c) Inspection. During the ROFO Term, Optionor hereby agrees to cause Fee Owner to permit the Optionee and its agents to enter upon the Property, subject to the rights of any tenants, at reasonable times to make such surveys, inspections and tests as may reasonably be necessary in connection with its examination of the Property. The Optionee hereby agrees to repair any damage it or its agents may cause to the Property as a result of any such inspections or tests or any other related damage caused by the Optionee or its agents, and further agrees to indemnify, defend and hold Optionor and Fee Owner harmless from and against any and all claims, losses, damages and expenses, including reasonable attorneys’ fees, suffered by Optionor or Fee Owner as a direct result of the Optionee’s or its agents entry upon or acts upon the Property in connection with any such inspections or tests or any other related damage caused by the Optionee or its agents.

2.3 Optionor’s Election. Optionor shall have ten (10) days from its receipt of Optionee’s ROFO Election Notice (the “Optionor Election Date”) to determine whether to sell the Subject Property to Optionee on the terms specified therein or whether it intends to market the Property and seek an offer to purchase the Subject Property from an unaffiliated third party on terms better than those contained in the Optionee’s ROFO Election Notice (a “Qualifying Third Party Offer”) and shall provide notice to Optionee of Optionor’s determination. If Optionee’s ROFO Election Notice is responsive to Third Party Terms and the terms set forth therein are equal to, or more favorable than the Third Party Terms, Optionor must accept Optionee’s ROFO Election Notice.

2.4 Acceptance by Optionor. If Optionor accepts Optionee’s ROFO Election Notice and agrees to sell the Subject Property to Optionee pursuant to its terms, Optionee shall deposit with Optionor a nonrefundable good faith deposit equal to five percent (5%) of the purchase price reflected in Optionee’s Election Notice within five (5) business days of Optionor’s acceptance of Optionee’s Election Notice and the acquisition of the Subject Property shall close within the lesser of forty-five (45) days from the date upon which Optionor accepts Optionee’s Election Notice in writing. The acquisition of the Subject Property shall be pursuant to a purchase and sale agreement comparable to the terms set forth in the Contribution Agreement, including but not limited to the making of all representations and warranties contained therein. Any failure by Optionee to close on the acquisition of the Subject Property (other than a failure resulting from a breach by Optionor) following Optionor’s acceptance of Optionee’s Election Notice shall automatically and permanently terminate this Agreement as to the Subject Property.

2.5 Rejection by Optionor. If Optionor rejects Optionee’s ROFO Election Notice, it shall have no more than the 180 day period following the Optionor Election Date (the “Marketing Period”) to solicit Qualifying Third Party Offers. If a sale is consummated during the Marketing Period pursuant to the terms of a Qualifying Third Party Offer (a “Qualifying Third Party Acquisition”), Optionee’s rights under this Agreement with respect to the Subject Property shall expire and be of no further force and effect.

2.6 Failure to Make Election. If Optionee fails to deliver Optionee’s Election Notice on a timely basis or Optionee’s Election Notice does not satisfy the requirements set forth above, Optionor shall have the right to consummate a sale of the Subject Property with an unaffiliated third party during the Marketing Period.

3. Assignment. Neither this Agreement nor the Right of First Offer granted hereunder shall be assignable by Optionee except to an affiliate of Optionee or the Company. Upon any non-permitted assignment, Optionor shall have the immediate right to terminate this Agreement and/or terminate the Right of First Offer granted by it hereunder.

4. Notices; Exercise of Right of First Offer. Any notice or demand which must or may be given under this Agreement (including the exercise by the Optionee of the Right of First Offer) or by law shall, except as otherwise provided, be in writing and shall be deemed to have been given (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express).

Any such notice shall be addressed and delivered or telecopied (a) in the case of a notice to the Optionee at the following address and facsimile number:

Digital Realty Trust, L.P.

2730 Sand Hill Road

Suite 280

Menlo Park, California 94025

Phone: (650) 233-3610

Facsimile: (650) 233-3601

Attn: Michael Foust

and (b), in the case of a notice to Optionor, to the address and facsimile number set forth on the applicable Signature Page hereof.

5. Non-Qualifying Offers. If during the Marketing Period, Optionor receives an offer which is not a Qualifying Third Party Offer and Optionor desires to accept such offer, then Optionor shall first give written notice to Optionee of the terms of such offer

(the “Non-Qualifying Offer Notice”) (the date the Non-Qualifying Offer Notice is received by the Optionee is referred to as the “Notice Date”). The Non-Qualifying offer Notice shall contain the purchase price and other material economic and other terms (including allocation of closing costs and the representations and warranties proposed to be required of the Optionor or the Fee Owner) of such offer (the “Unsolicited Terms”) and such Unsolicited Terms shall be treated as Third Party Terms, triggering the requirement for Optionor to deliver a new Right of First Offer Notice in accordance with Section 2, and a repeat of the procedures of Section 2. In no event shall the Optionor be permitted to transfer the Property on either Unsolicited Terms or third Party Terms unless or until Optionee has had a chance, in accordance with the procedures set forth in Section 2, to elect to purchase the Property on terms at least equal to any such Unsolicited Terms or Third Party Terms.

6. Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the parties), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an “Arbitrable Claim”), shall, subject to Section 5.1 below, be settled by final and binding arbitration conducted in San Francisco, California. The arbitrability of any Arbitrable Claims under this Agreement shall be resolved in accordance with a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such dispute resolution process shall be confidential and shall be conducted in accordance with California Evidence Code Section 1119.

6.1 Mediation. In the event any Arbitrable Claim is not resolved by an informal negotiation between the parties within fifteen (15) days after either party receives written notice that a Arbitrable Claim exists, the matter shall be referred to the San Francisco, California office of JAMS, or any other office agreed to by the parties, for an informal, non-binding mediation consisting of one or more conferences between the parties in which a retired judge will seek to guide the parties to a resolution of the Arbitrable Claims. The parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of mediators. In the event the parties cannot agree on a mediator, the Administrator of JAMS will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Arbitrable Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Arbitrable Claim was first scheduled for mediation.

6.2 Arbitration. Should any Arbitrable Claims remain after the completion of the mediation process described above, the parties agree to submit all remaining Arbitrable Claims to final and binding arbitration administered by JAMS in accordance with the then existing JAMS Arbitration Rules. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the California Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this subparagraph. The arbitrator is without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Such award may include reasonable attorneys’ fees to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.

6.3 Costs. The parties shall bear their respective costs incurred in connection with the procedures described in this Section 5, except that the parties shall equally share the fees and expenses of the mediator or arbitrator and the costs of the facility for the hearing.

6.4 Survivability. This dispute resolution process contained in this Section 5 shall survive the expiration or earlier termination of this Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective right to a jury trial.

7. Miscellaneous.

7.1 Amendments and Waivers. This Agreement may not be amended nor any of its provisions waived except by an instrument in writing signed by each of the parties.

7.2 Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute but one and the same instrument and (c) shall be governed in all respects by the laws of California without giving effect to the conflict of law provisions thereof.

7.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Optionee to effect such replacement.

7.4 Binding Effect. Except as otherwise provided in Section 1.3 in regard to the termination of this Agreement, this Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Optionor and the Optionee and their respective successors and permitted assigns, and Optionor covenants and agrees to make the existence of this Agreement and its binding nature known to any successors and assigns of Optionor in any portion of the Property.

7.5 Equitable Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the California (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

7.6 Books and Records. Optionor shall maintain a copy or other evidence of this Agreement in its books and records relating to Optionor and the Property.

7.7 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

7.8 Survival. Except as otherwise provided in this Agreement, it is the intention of the parties hereto that the provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed on the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments executed as of the Closing.

7.9 Limited Liability. In no event shall the constituent members, partners, employees, officers, directors of the Optionor, or any Entity (as such term is defined in Exhibit C to the Contribution Agreement) other than the Optionor, be liable for monetary damages (or otherwise) for any breach of any of the representations, warranties, covenants and obligations contained in this Agreement or in any Exhibit, certificate or affidavit delivered by it pursuant hereto.

(Signature Page Follows)

RIGHT OF FIRST OFFER AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first set forth above.

OPTIONOR:

GLOBAL INNOVATION PARTNERS, LLC

a Delaware limited liability company

By:	GLOBAL INNOVATION MANAGER, LLC, Delaware limited liability company
Its:	Manager

By:	/s/ RICHARD A. MAGNUSON
Richard A. Magnuson
Chief Executive Officer

OPTIONOR’S NOTICE ADDRESS

c/o Global Innovation Partners, LLC

2730 Sand Hill Road

Suite 280

Menlo Park, California 94025

Phone: (650) 233-3610

Facsimile: (650) 233-3601

Attn: Michael Foust

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OPTIONEE

DIGITAL REALTY, L.P.

a Maryland limited partnership

By:	DIGITAL REALTY TRUST, INC.
a Maryland corporation
Its General Partner

	By:	/s/ MICHAEL F. FOUST
Michael F. Foust
Chief Executive Officer

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